EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND ASHFORD HOSPITALITY PRIME

THIRD QUARTER CONFERENCE CALL

October 31, 2014, 11:00 AM ET
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hello, can you hear me? This is Ryan, can you - okay, great. Nice quarter guys. Thanks a lot. I just had a couple of quick questions. With regards to AHT, I was wondering if you could give us some color on, you know, what really drove Highland’s performance in the quarter? It was pretty stellar. Were those some properties coming off renovations more or is it just really seeing some things unfold?

And then the second question I had with regards to Highland was, you know, are you guys close to being in the market for refinancing? How are things unfolding? It looked like your debt yields on the strong flows of the property really ran up to over 12%. If I recall, on the last call you had mentioned that the debt yields for Highland could be refinanced, you know, in the 8% to 9% range potentially. It seems like there would be a pretty - a windfall of cash that could come when you refinance, how are you guys thinking about that now? Thanks.

Jeremy Welter:
Hey Ryan, this is Jeremy. I'll take the first question on Highland. Highland did have an incredible quarter and if you look back at the history of the portfolio, when we took over the assets, you know, there was a lot of disruption in the sales force. A lot of those assets were capital deprived; there was a lot of issues with just the mechanical, the envelope of the building, just water penetration. And so, when we acquired the assets, we initially just cut costs to get to levels at the expense level and then put the right capital in the properties from a mechanical and systems perspective.

And then the renovation - of the major renovations, the positions of actually putting in the capital that's impactful to the guest experience took some time as we planned it out. And so, we are now getting the benefits of the renovations we put in place. I don't think it's, you know, mainly because of year-over-year renovation comparisons. I think it's just the fact that it’s a return on some of the renovation capital we've invested, as well as the sales and marketing revenue management strategies that we're putting in place at both the Remington and non-Remington hotels.

Participant 1:	Great. Thanks Jeremy.

Douglas Kessler:
Hey Ryan, it’s Douglas. So regarding the refinancing, I would say - we've adjusted our views internally, but not yet really made any decision. We’ve moved this initiative forward from previous calls where this question's been asked and then clearly the waiting has been the right thing to do as evidenced by the strong performance out of the portfolio.

We try to optimize the lining up of the operating performance of the hotels, as well as what’s taking place in the debt capital markets. And over the period of time, this year, the debt capital markets have clearly tightened in the favor of borrowers and the performance of this portfolio has increased.

So waiting clearly has been the right decision with respect to evaluating potential refinance of this portfolio. Obviously, this is a decision that we will make in conjunction with our partner Prudential, but we have started a process just to get a view of - kind of indicative pricing on the portfolio, and I think it is evident that there are excess proceeds available given the current financing terms in the market.

As to the timing of when we do this, I think we first want to get a better understanding of where the financing terms will come out. We also want to get a better understanding of what our partner Prudential's objectives are with respect to their investment in the portfolio. And to the extent there is any alignment of a refinancing with any strategic initiative with our partner, that’s something for consideration. Or if we just go ahead and refinance it as a partnership as it stands right now, that’s also a possible strategy. So, we are engaged more in evaluating this opportunity. We clearly believe it’s an opportunity for our shareholders overall.

Monty Bennett:
This is Monty, Ryan. I think that, you know, on this financing we hate to drive a stake in the ground and say for sure. But clearly nothing's going to happen between now and the end of the year because we just haven't been in that process much. But we are starting the process. So that’s a change from the past. So I'd say there’s a very real possibility that it could occur in the first quarter. But again, we’re not saying that that’s anywhere close for sure because of all the items that Doug mentioned. But it’s certainly something we’re looking at.

Participant 1:
That's helpful. Thanks Monty. And then I guess, you know, with regards to Prudential. I think we have a pretty good understanding of your Management Team's view of leverage and how you think about maximizing the value of your portfolio. Would Prudential be on similar views where they might be open to maximizing leverage when this comes up for refinancing? Or do you think that they’ll take a little bit more of a conservative approach and you guys are going to engage in that discussion going-forward?

Douglas Kessler:
We're obviously in discussions with Prudential on this. I think they also see the attractive aspects of the markets today and the performance of this portfolio. It's an ongoing dialogue; obviously we would prefer to see us take advantage of the markets today, and we're going to continue to push that agenda.

Participant 1:
That sounds good. It's kind of exciting. It looks like with that 8% yield, you guys might be able to get $400 million incremental cash back to your balance sheet on a refinancing, so that would be exciting to see. Second question I had -

Deric Eubanks:
Hey Ryan, its Deric. I just wanted to clarify something on the - the debt yields that you’re looking at on our earnings schedule, that's an EBITDA debt yield. And the debt yields that we quote, in terms of what is available in the marketplace today, is an NOI debt yield. So, I just wanted to make sure you were -

Participant 1:	Got you. So, there’s a little bit of difference there. That’s helpful.

Monty Bennett:
Also Ryan, just to let you know is that, three of those properties in the Highland portfolio would have a pretty healthy amount of defeasance associated with them. And so, those are less likely to be refinanced. They're in a pool on their own. So we haven’t made that decision yet, but there’s a very real chance that we'll finance all of them except for those three, or maybe those three as well.

Participant 1:
Right. Okay. That makes sense and then the second question I had was, with regards to Ashford Prime. You guys announced the buyback on Monday and obviously the markets certainly like that. What we've seen this year, you know, I think I’ll use Starwood and Marriott as prime examples and so I'm curious your take in terms of how you’re going to use the buyback. Marriott's operated with a methodical approach where they’ve bought back stock, you know, at a similar pace throughout the course of the year.

Starwood had attempted to be a little bit more opportunistic with buybacks and got a lot of pushback from investors and eventually changed their course. And you’ve seen a pretty big difference in value, you know, in stock performance over those two companies this year largely driven by buyback dynamics. As you guys think about the buyback for Ashford Prime, is this going to be something where you’re going to be opportunistic? Or is this something where you’re going to try to instill some type of methodical predetermined plan to show the market that you believe that this is a Company where you can buy back stock because you have the cash and the stock is at a reasonable valuation?

Monty Bennett:
I think what our plans are internally is to, you know, here two days after our announcement, to go ahead and to launch a programmatic program and then, later in this year or the first of next year, to sit down and to continue to reevaluate it. But we’re just going to get into the market with a programmatic plan right out of the box.

Participant 1:	Got you. I am sure the markets will like that. All right, I’ll yield the floor to others. Thanks a lot and nice quarter guys.

Monty Bennett:	Thank you.

Participant 2:
Hi guys, its Austin Wurschmidt here with Jordan. I was just curious, the operating strength this quarter was relatively broad-based, and I was wondering if there were any of your top markets where you don’t expect the momentum to continue? You know, you mentioned DC, as being a top performer and just some color on the general outlook for that market would be helpful.

Monty Bennett:
Well, in DC we had some, you know, great group dynamics here in the third quarter, and that really, really helped us. At the same time, we are seeing a return of government business. We do think that we've reached a bottom in that government business a quarter or two ago. And it's coming back, not in a wave necessarily but it’s rebuilding. You know, as far as any markets that we see necessarily weakness going-forward, Jeremy you might want to comment on that.

Jeremy Welter:
Yes, sure. Well, one of the markets is Philadelphia; it's got a weaker citywide and convention calendar outlook. DC, it's really kind of difficult to predict how it’s going to respond. For the quarter, the government business was up 15% in DC, and so we’re seeing some strength and of course in the fourth quarter, you will not have the recurrence of the government shutdown that occurred in October of 2013. Towards the other markets, Nashville still looks to be strong in '15 and '16. The convention calendar's still strong relative to historical trends and.

Monty Bennett:	Really we don’t see much in any of the other markets to think that they would be materially off. I mean, you know, again a little bit here and there but nothing newsworthy.

Participant 2:
That’s helpful. And then just, in terms of the revenue management initiatives. You know, you guys are starting to see some of the market share benefit of that. I'm just curious when you look across the portfolio, how much additional market share upside do you think that you guys have left?

Monty Bennett:
That's hard to say. I mean, a market share is a very difficult item - we’re pushing to get 100 or 200 basis points, you know, whether we get that increase every quarter, and how long we can get that it’s hard to say. Of course, you can’t get that forever because then you'd just be climbing to the sky, but that is what we’re internally trying to achieve. But there’s just so many variables that go into it.

But we’re still chugging away and working very hard on that; we have just done quite a number of different techniques. We’ve developed our own Revenue Management System and one of the challenges we have is that the brands have their own Revenue Management Systems or Yield Management Systems. And we're trying to interface so we can put our information into the reservation systems, our rates, and our inventory controls. But, the brands just aren’t setup to allow us to interface and so that's frustrating for us. We're trying to push them to allow these electronic interfaces to be in place with very mixed results thus far. So, anyway, we’re continuing to push forward on it.

Participant 2:	And then, just one last one for me. I was just curious, how should we be thinking about the ROFO properties as we head into 2015?

Monty Bennett:
I think that you should think of those ROFO properties as being on the back burner. We’re more focused on our stock price in Ashford Prime. And you know, it needs to get into a trading zone where those purchases from Trust would be accretive for Prime, as well as of course, attractive for Trust.

Participant 2:	Great. Thanks for the time today.

Participant 3:
Hi guys. A recent theme has been around new soft brand launches by the bigger brands. You know, your Ashford Trust portfolio has a relatively small mix of independent hotels. How are you thinking about that going-forward as things change? Thank you.

Monty Bennett:
We're always looking at branding options. You know, our property down in Key West is unbranded right now, the Pier House, and it just runs such high occupancies that it's hard to see how a brand could add any occupancy to it. Now maybe through the additional pressure that could increase rate even more, although we're gaining share and continuing to do well. So, it’s just hard to see how that could help us, maybe if it was a fairly inexpensive soft branding option. But, so far, while we review all that constantly, we just don’t see any changes at this point in time.

Participant 3:	Okay, thank you, and then just on the Chicago Sofitel. It seems like trends improved a bit in the third quarter, how is that performing versus your expectations? Thanks.

Monty Bennett:
Well, at first it performed under our expectations. Right when we bought it, we had that tough Chicago winter, and that was unexpected for us. We did know that the convention calendar for Chicago would be a little weak this year than normal and we put that into our underwriting, and into our formulas, but it was that the, you know, initial few months of performance which has caught us a little bit by surprise.

But since then, it's been right along what we’ve anticipated and we’re happy with it. We’ve been able to achieve just some great EBITDA flows and this is despite the fact that the prior owner had some good people on it, but we’ve been able to improve it even more. So, so far, so good. It's a beautiful asset too.

Participant 3:	Great. Thank you.

Participant 4:
Hey, good morning everyone. Just had a question on the buyback at Prime, I guess - my question is, how do you balance the buyback with wanting to de-lever Prime? I guess, based on our calculations while potentially it’s certainly accretive, selling the Courtyard to buy back stock isn’t necessarily de-levering. At this point in the cycle, are you willing to maybe keep a little bit higher leverage for kind of on longer time period than you originally thought or how do you think about that? Thanks.

Monty Bennett:
Thank you. That's a good question. We're still committed to our deleveraging plan and we’re committed to moving towards a net debt to EBITDA of about 5.0x by the end of 2015. So, we want to keep on track with that. So, we will obviously balance any buyback in accordance with that goal. We don’t want to come off that goal.

Participant 4:	I guess a follow up to that, what are the steps that you guys are going to follow in order to try to get that leverage level down?

Monty Bennett:	We’re going to let the EBITDA continue to grow and just that its growth levels will be able to, we believe, achieve that target by the end of 2015.

Participant 4:	All right, that's all I had. Thanks.

Participant 5:
Hey, good morning guys. Want to ask you on the plan to sell the Philadelphia Courtyard at Prime. Have you guys already kind of begun that process? And you know, without kind of getting into specifics on pricing, maybe some directional guidance on where it might price relative to where your whole portfolio is trading?

Monty Bennett:	Well, we picked that asset because it's a - one of our lower RevPAR assets and we're trying to have Prime focused at the higher end. And so that’s why we picked that one. We’ve just begun the process.

We received some brokers’ indications of value, but we haven't started marketing at all, so it’ll be sometime probably, you know, mid-spring where it would trade. As far as what it would trade for, I don't know that we're really, you know, at the stage where we can share much of that right now because it’s just still so early in the process.

Douglas Kessler:
The only thing I’d add to that is, obviously with the announcement, it's a very desirable asset, urban select service in a solid market and it's no surprise that we would get some inbound inquiries from groups that this would fit their strategic purpose, and would want to try to do a deal with us and kind of cut off a marketing process.

But, we're going to go through a marketed effort here and obviously, there is a convergence taking place in the market today between select service cap rates and full service cap rates. And we want to capitalize on that situation to market and with the net impact of taking out one of our lower RevPAR assets, which should elevate the overall RevPAR of the remaining portfolio, and be of benefit the way we think about our EBITDA multiple given that correlation. So, it’s the right strategic move, it’s the right time to do it, and we look forward to getting this asset out in the market.

Participant 5:
Okay. Great, and then, when you launched the buyback earlier this week or when you announced it anyway, I think you mentioned that it’s possible you’d sell other hotels in the future presumably for additional share repurchase. Is that exclusively kind of the lowest - maybe the lowest RevPAR assets? Or is it more of a market-based decision? And, you know, I guess how do you think about potentially taking more liquidity out of the stock with incremental buybacks beyond this initial round?

Monty Bennett:
Taking liquidity out is very - a very important issue to us. So, we’re going to look at that very, very carefully. That’s very important. And to answer to your questions, it's just hard to say. That's just out in the future and you know, even if we’re able to buy the amount that was authorized based upon our volumes and the limitations set out there, it’s going to be over a year.

So, that’s just something, you know, quite some time out there. So, I think what we’re trying to communicate is that, we want this platform and this share price to perform well. And it's very, very important to us. And there may be some investors thinking that the key to our strategy, overall strategy is to, you know, grow this platform through issuing shares, and that's just not the case. If that works for investors and it's trading well then we'll do it, if not, we’re not going to ((inaudible)) focus on the share price because the success of this platform – as stock price wise is very important to us. So, that's what we’re focusing on now and you know, we’ll take the future when it comes.

Participant 5:
Okay. Got you and just finally, maybe a question for Jeremy, trying to understand directionally the seasonality of both Sofitel and Pier House, but probably a little bit more on Sofitel? Obviously, first quarter is always very slow, but I mean, is there a big drop-off from third quarter or fourth quarter, knowing that October is pretty strong?

Jeremy Welter:
Yes, I don’t think the seasonality is necessarily going to change for either asset. But definitely the fourth quarter and the first quarter for Chicago is much weaker, relative to the second and third quarter. And for Pier House, actually the season is much stronger at the first of the year; Key West in January is in season. So, they’re almost counter seasonal to each of the respective assets.

Participant 5:	Okay. Great, thanks guys.

Participant 6:
Hi, thank you for taking the question. This is actually ((inaudible)) for Robin. I actually had a two-part question. Regarding group pace for 2015, as of now and what it was in Q2, if as you look across your portfolio, if you could give some color there? And then obviously, you don’t give guidance for '15, but as you look at group pace for '15 and transient demand drivers today, do you expect acceleration in '15, growth from 2014, not just year-over-year improvement?

Monty Bennett:
This is Monty. We try to avoid giving too much guidance on all of that for the reasons that we've talked about in the past because then we'd find ourselves, you know, spending a lot of time on those forecasts and the like. But, we see the economy to continue to grow and we see the desire for transients and group production to continue to be pretty strong. So, you know, we - it’s hard to say what that translates into RevPAR for the industry or for us. But we’re still pretty optimistic about where we are at this point in the cycle for the industry and for ourselves.

Participant 6:
Okay, great, and then a follow up. Occupancies are obviously at peak and valuations expected to be obviously higher in '15 at this point in the cycle. And you just commented that buying back stock for the Ashford Prime portfolio is perhaps a better alternative right now versus buying hotels. As you look ahead, do you expect to be a net buyer or seller next year? Thank you.

Monty Bennett:	I think that - of course it all depends, but generally in Trust, we see some opportunities to buy, but in Prime, considering where the stock price is, I see that as unlikely.

Participant 6:	All right. Thank you very much.

Participant 7:
Yes. Hi, good morning Monty. The first question I have is on margins for both the portfolios, Prime and Trust. You know I think they both had headwinds from higher incentive fees, again, in the third quarter, very similar to what we saw in the second quarter. Could you just give us some sense on what that may look like in terms of trend, going-forward?

Monty Bennett:
Sure. I think that, you know, first as you compare our margins to some of the other platforms out there, we’re running pretty high margins already, especially compared to some of our peers. And so, while margin's important to look like, maybe even EBITDA year-over-year growth is maybe even better. But I think that your question, you know, affects both, and Jeremy, why don’t you comment a little bit on those incentive fees.

Jeremy Welter:
Yes sure. If you look at the third quarter, both Trust and Prime had incredible flow-throughs to the operating line, which we call gross operating profit, and there’s no question that we were impacted by incentive fees. About 60% of both Trust and Prime properties are accruing for incentive fees for the third quarter. And when you look at the year-over-year basis, if you recall the Trust, our revenues somewhat lagged the broader industry.

So, we didn’t have as many hotels last year that earned incentive fees. With the performance that we’re having at Trust right now, a lot of the properties are earning up into the incentive fee category. The good news is that, with the Remington properties, they're capped at 1% of revenue. The non-Remington properties have kind of what - a hurdle that they exceed, and then they participate in the operating cash flow above a certain hurdle.

As for Prime, we have a little bit of a year-over-year comparison where we had a property or two that ended up earning up in the incentive fee towards the end of the year. So, it did not have it fully accrued in the third quarter because it wasn’t determined whether or not it was actually going to earn incentive fees and so on a year-over-year comparison, there's a little bit of an anomaly for Prime.

Participant 7:
Okay. So, just going forward, I think what your comment is suggesting is that on the Prime side because fewer properties there are managed by Remington, we may still continue to see incentive fees ramp up over the next several quarters?

Jeremy Welter:
They’re definitely going to be there and - but it’s not going to be - it should not be as significant just because we have that anomaly, as I mentioned, on a year-over-year basis and we’ll anniversary out of that at the end of the year. But we will still be having incentive fees partly because the properties are performing so well. The only way to lower those incentive fees is to owner-fund cap ex, and as we mentioned, the properties are great from a capital standpoint or for property performance to go down.

Participant 7:
Okay. Thank you. And then I have a follow up question for you again, Monty. You know, when you think about the Ashford portfolio and the termination fees associated with it, you know, if there’s a change of control for the external advisor. Yes, I know that there’s some investors who've calculated that termination fee excessively high, you know, somewhere in the $4 to $5 per share range. Would you be able to kind of comment on that? On how we should think about that if there's any way to book-end the economics on the termination fee as the portfolio stands today and where the economics of the portfolio stand today?

Monty Bennett:
Sure. I just think that some folks are making a mountain out of a molehill on all that. First of all, we think that those calculations are high. And secondly is that, you know, that presumes that any portfolio of assets have got to be managed or overseen, right. I mean no matter who buys some assets or what they do, they’ve got to have some Asset Management overhead. And, we think that if these assets were ever sold, one of the buyers could potentially be someone that would avail themselves of Ashford Inc.'s management expertise and the overhead associated with it, in which case, they’ll be no impact on price whatsoever. So, I think it’s just because the external management structure is a little bit unusual in the equity side of REIT world, of course they're everywhere on the mortgage REIT side, that there’s extra focus on it, and there just doesn’t need to be because it’s just not significant.

Participant 7:
Okay. So, just based on where the portfolio stands today in terms of its trailing 12 month EBITDA and things like that and management fees that we can calculate out of that. Is there a way to get a sense of what the termination fee could look like as a dollar per share value versus what people are thinking from, you know, maybe a $4 or $5 per share number that I think some of us have heard?

Monty Bennett:
Yes. Yes, you can pull up the docs and go through the calculations. And you know, rather than sit here and give specific numbers, I think it’s a calculation that people should do for themselves. But, it’s a pretty straightforward process that we can walk you through.

Participant 7:	Okay. All right, thank you very much.

Participant 1:
Hey guys. Just one quick follow up. We've seen this summer a flurry of select service portfolios trade hands, usually going to Private Equity bidders or North Star which is essentially a Private Equity buyer. You guys have talked about Ashford Trust being interested in acquiring a select service portfolio and Ashford Inc., you know, overseeing a select service REIT at some point, if the stars align. I'm curious; can you give us some color in terms of why you guys haven’t been the acquirer of any of these portfolios? Is it because pricing’s been too high or because you had been too focused on getting the Ashford Inc. spin-off completed or something else, you know that I am not even thinking of?

Monty Bennett:
I think the answer is that we've just had to get this Ashford Inc. spun out. There's just been a lot of moving parts and trying to couple that with doing a large transaction would just add, not only add the complexities, but also push the whole process back because we’ve had to value what Ashford Inc would be worth. And then with large portfolio that value would change because the TEV of Ashford Trust would change and therefore the fees would - it’s just too much. But, we’re almost done with that process and so we’ll be out and about.

Participant 1:	So, it sounds like, you know, after the spin-off's completed, you guys might be a little bit more aggressive if some more of these portfolios hit the market?

Monty Bennett:	I would expect so.

Participant 1:	Great. That’s all from me. Thanks a lot.

END